Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NexCen Brands, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-91369, 333-52220, 333-128062, 333-52222, 333-139078) on Form S-8 and (Nos. 333-137365, 333-142631, 353-149026) on Form S-3 of NexCen Brands, Inc. and subsidiaries (formerly Aether Holdings, Inc.) of our report dated October 6, 2009, with respect to the consolidated balance sheets of NexCen Brands, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of NexCen Brands, Inc.

As discussed in Note 2 to the consolidated financial statements, the Company faces certain liquidity uncertainties that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

New York, New York
October 6, 2009